Exhibit 99.1

Contact:    Robert M. Gorman - (804) 523-7828
Executive Vice President / Chief Financial Officer

UNION BANKSHARES REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

Richmond, Va., January 22, 2019 - Union Bankshares Corporation (the “Company” or “Union”) (Nasdaq: UBSH) today reported net income of $44.1 million and earnings per share of $0.67 for its fourth quarter ended December 31, 2018. Net operating earnings(1) were $46.2 million and operating earnings per share(1) was $0.70 for its fourth quarter ended December 31, 2018; these operating results exclude $2.2 million in after-tax merger-related costs but include losses from discontinued operations of $192,000.

For the year ended December 31, 2018, net income was $146.2 million and earnings per share was $2.22. Net operating earnings(1) were $178.3 million and operating earnings per share(1) was $2.71 for the year ended December 31, 2018; these operating results exclude $32.1 million in after-tax merger-related costs but include losses from discontinued operations of $3.2 million.

“Union closed out our transformative 2018 year with a strong fourth quarter,” said John C. Asbury, President and CEO of Union Bankshares Corporation. “We accomplished what we said we would do by hitting each one of our top tier financial targets showing the underlying strength and earnings potential of this uniquely valuable franchise.

“We had stronger than expected loan growth for the quarter which brought our full year loan growth back in line with our initial expectations for 2018. With the Access National Corporation acquisition about to close, 2019 looks to be another year of positive change and financial improvement as Union evolves into a mid-Atlantic regional bank.”
On January 11, 2019, the Company and Access National Corporation ("Access") jointly announced the receipt of regulatory approval from the Federal Reserve Bank of Richmond and from the Virginia State Corporation Commission to move forward with the proposed merger of Access into the Company (the "Pending Access Merger"). Further, on January 15, 2019, the Company and Access jointly announced that, at separate special meetings, the shareholders of both the Company and Access approved the Pending Access Merger. The Pending Access Merger is expected to close February 1, 2019.

Select highlights for the fourth quarter of 2018

◦	Return on Average Assets (“ROA”) was 1.29% compared to 1.17% in the third quarter of 2018. Operating ROA(1) was 1.36% compared to 1.21% in the third quarter of 2018.

◦	Return on Average Equity (“ROE”) was 9.21% compared to 8.06% in the third quarter of 2018. Operating ROE(1) was 9.66% compared to 8.30% in the third quarter of 2018.

◦	Return on Average Tangible Common Equity (“ROTCE”)(1) was 16.42% compared to 14.72% in the third quarter of 2018. Operating ROTCE(1) was 17.18% compared to 15.13% in the third quarter of 2018.

◦	Efficiency ratio decreased to 56.2% compared to 60.7% in the third quarter of 2018. Operating efficiency ratio (FTE)(1) decreased to 53.5% compared to 58.6% in the third quarter of 2018.

Select highlights for the full year 2018

◦	ROA was 1.11% compared to 0.83% for the year ended 2017. Operating ROA(1) was 1.35% compared to 0.95% for the year ended 2017.

◦	ROE was 7.85% compared to 7.07% for the year ended 2017. Operating ROE(1) was 9.57% compared to 8.11% for the year ended 2017.

◦	ROTCE(1) was 14.40% compared to 10.75% for the year ended 2017. Operating ROTCE(1) was 17.35% compared to 12.24% for the year ended 2017.

◦	Efficiency ratio decreased to 63.6% compared to 66.1% for the year ended 2017. Operating efficiency ratio (FTE)(1) decreased to 55.3% compared to 62.4% for the year ended 2017.
(1) These are financial measures not calculated in accordance with generally accepted accounting principles (“GAAP”). For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

NET INTEREST INCOME

For the fourth quarter of 2018, net interest income was $109.1 million, an increase of $3.1 million from the third quarter of 2018. Net interest income (FTE)(1) was $111.4 million in the fourth quarter of 2018, an increase of $3.4 million from the third quarter of 2018. The increases in both net interest income and net interest income (FTE) were primarily driven by loan growth during the quarter ended December 31, 2018. The fourth quarter net interest margin decreased 7 basis points to 3.62% from 3.69% in the previous quarter, while the net interest margin (FTE)(1) decreased 6 basis points to 3.70% from 3.76% during the same periods. The decreases in the net interest margin and net interest margin (FTE) were principally due to an approximately 15 basis point increase in the cost of funds, partially offset by an approximately 9 basis point increase in the yield on earnings assets..

The Company’s net interest margin (FTE) includes the impact of acquisition accounting fair value adjustments. During the fourth quarter of 2018, net accretion related to acquisition accounting decreased $182,000 from the prior quarter to $3.8 million for the quarter ended December 31, 2018. The third and fourth quarters of 2018 and the remaining estimated net accretion impact are reflected in the following table (dollars in thousands):

	Loan Accretion	Deposit Accretion	Borrowings Amortization	Total
For the quarter ended September 30, 2018	3,496	592	(143)	$3,945
For the quarter ended December 31, 2018	3,479	445	(161)	3,763
For the year ended December 31, 2018	17,145	2,553	(506)	19,192
For the years ending (estimated):(2)
2019	10,538	1,170	(660)	11,048
2020	8,130	284	(734)	7,680
2021	6,614	108	(805)	5,917
2022	4,984	21	(827)	4,178
2023	2,996	—	(850)	2,146
Thereafter	10,550	—	(11,633)	(1,083)

(1) For the reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of Key Financial Results.

(2) Estimated net accretion only includes accretion for the previously completed acquisitions. The accretion effects of the Pending Access Merger are not included in the information above.

ASSET QUALITY/LOAN LOSS PROVISION

Overview
During the fourth quarter of 2018, the Company experienced decreases in nonperforming asset (“NPA”) balances from the prior quarter, primarily due to an increase in charge-offs related to two credit relationships composed of construction and land development loans. Past due loan levels as a percentage of total loans held for investment at December 31, 2018 were higher than past due loan levels at September 30, 2018 and December 31, 2017. Charge-off levels increased from the third quarter of 2018 and were primarily related to the consumer loan portfolio; as a result, the provision for loan losses increased from the third quarter of 2018.

All nonaccrual and past due loan metrics discussed below exclude purchased credit impaired (“PCI”) loans totaling $90.2 million (net of fair value mark of $23.3 million) at December 31, 2018.

Nonperforming Assets
At December 31, 2018, NPAs totaled $33.7 million, a decline of $1.2 million, or 3.5%, from September 30, 2018 and an increase of $6.7 million, or 24.7%, from December 31, 2017. NPAs as a percentage of total outstanding loans at December 31, 2018 were 0.35%, a decrease of 2 basis points from 0.37% at September 30, 2018 and a decline of 3 basis points from 0.38% at December 31, 2017. As the Company's NPAs have been at or near historic lows over the last several quarters, certain changes from quarter to quarter might stand out in comparison to one another but do not have a significant impact on the Company's overall asset quality position.

The following table shows a summary of nonperforming asset balances at the quarter ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Nonaccrual loans	$26,953	$28,110	$25,662	$25,138	$21,743
Foreclosed properties	6,722	6,800	7,241	8,079	5,253
Total nonperforming assets	$33,675	$34,910	$32,903	$33,217	$26,996

The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Beginning Balance	$28,110	$25,662	$25,138	$21,743	$20,122
Net customer payments	(3,077)	(2,459)	(2,651)	(1,455)	(768)
Additions	4,659	6,268	5,063	5,451	4,335
Charge-offs	(2,069)	(1,137)	(539)	(403)	(1,305)
Loans returning to accruing status	(420)	(70)	(1,349)	(182)	(448)
Transfers to foreclosed property	(250)	(154)	—	(16)	(193)
Ending Balance	$26,953	$28,110	$25,662	$25,138	$21,743

The following table shows the activity in foreclosed properties for the quarter ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Beginning Balance	$6,800	$7,241	$8,079	$5,253	$6,449
Additions of foreclosed property	432	165	283	44	325
Acquisitions of foreclosed property (1)	—	—	(162)	4,204	—
Valuation adjustments	(140)	(42)	(383)	(759)	(1,046)
Proceeds from sales	(286)	(889)	(580)	(684)	(479)
Gains (losses) from sales	(84)	325	4	21	4
Ending Balance	$6,722	$6,800	$7,241	$8,079	$5,253
(1) Includes subsequent measurement period adjustments.

Past Due Loans
Past due loans still accruing interest totaled $61.9 million, or 0.64% of total loans, at December 31, 2018 compared to $46.6 million, or 0.49% of total loans, at September 30, 2018 and $27.8 million, or 0.39% of total loans, at December 31, 2017. Of the total past due loans still accruing interest, $8.9 million, or 0.09% of total loans, were loans past due 90 days or more at December 31, 2018, compared to $9.5 million, or 0.10% of total loans, at September 30, 2018 and $3.5 million, or 0.05% of total loans, at December 31, 2017. The increase in past due loans was primarily driven by a seasonal increase related to residential 1-4 family loans that were 30 days past due as of year-end of which the majority subsequently became current.

Net Charge-offs
For the fourth quarter of 2018, net charge-offs were $5.0 million, or 0.21% of total average loans on an annualized basis, compared to $3.2 million, or 0.13%, for the prior quarter and $2.7 million, or 0.15%, for the same quarter last year. The majority of net charge-offs in the fourth quarter of 2018 were related to consumer loans. For the year ended December 31, 2018, net charge-offs were $11.1 million, or 0.12% of total average loans, compared to $10.1 million, or 0.15%, for the year ended 2017.

Provision for Loan Losses
The provision for loan losses for the fourth quarter of 2018 was $4.8 million, an increase of $1.7 million compared to the previous quarter and an increase of $1.0 million compared to the same quarter in 2017. The increase in provision for loan losses from the third quarter of 2018 was primarily driven by loan growth and higher levels of net charge-offs in the fourth quarter of 2018.

Allowance for Loan Losses (“ALL”)
The ALL decreased $249,000 from September 30, 2018 to $41.0 million at December 31, 2018 primarily due to a decrease in historical loss rates. The ALL as a percentage of the total loan portfolio was 0.42% at December 31, 2018, 0.44% at September 30, 2018, and 0.54% at December 31, 2017. The year-over-year decline in the allowance ratio was primarily attributable to the acquisition of Xenith Bankshares, Inc. ("Xenith") on January 1, 2018. In acquisition accounting, there is no carryover of previously established allowance for loan losses.

The ratio of the ALL to nonaccrual loans was 152.3% at December 31, 2018, compared to 146.9% at September 30, 2018 and 175.7% at December 31, 2017. The current level of the allowance for loan losses reflects specific reserves related to nonperforming loans, current risk ratings on loans, net charge-off activity, loan growth, delinquency trends, and other credit risk factors that the Company considers important in assessing the adequacy of the allowance for loan losses.

NONINTEREST INCOME

Noninterest income increased $3.6 million to $23.5 million for the quarter ended December 31, 2018 from $19.9 million in the prior quarter. The increase in noninterest income was primarily driven by life insurance proceeds of approximately $976,000, an increase in customer-related fee income of $222,000 due to higher overdraft fees and fiduciary and asset management fees, an increase in interest rate swap fees of $814,000 due to an increase in transaction volume, and $933,000 adjustment made in the third quarter to reduce the previously recorded gain from the sale of Shore Premier.

NONINTEREST EXPENSE

Noninterest expense decreased $1.8 million to $74.5 million for the quarter ended December 31, 2018 from $76.3 million in the prior quarter. Excluding merger-related costs of $2.3 million and $1.4 million in the fourth and third quarters of 2018, respectively, operating noninterest expense(1) decreased $2.7 million, or 3.6%, to $72.2 million when compared to the third quarter of 2018. The decrease in operating noninterest expense included a decline in marketing and advertising expense of $898,000 due to the timing of marketing campaigns and digital marketing related expenses. Salaries and benefits expenses declined $698,000, primarily due to decreases in incentive compensation and benefit costs. Professional services declined $692,000 primarily due to a decrease in consulting fees. Additionally, operating noninterest expense declined due to lower amortization of intangibles of $536,000 and a decline in branch closure costs of approximately $475,000 compared to the third quarter of 2018.

Partially offsetting these declines, other real estate owned (“OREO”) and credit-related expenses increased $574,000 primarily due to losses on sales of property in the fourth quarter of 2018 compared to gains recognized in the third quarter of 2018.

(1) For a reconciliation of this non-GAAP financial measure, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

INCOME TAXES

The effective tax rate for the three months ended December 31, 2018 was 16.5% compared to 15.9% for the three months ended September 30, 2018. The increase in the effective tax rate was primarily due to an increase in non-deductible merger expenses related to the Pending Access Merger.

BALANCE SHEET

At December 31, 2018, total assets were $13.8 billion, an increase of $394.0 million from September 30, 2018, and an increase of $4.5 billion from December 31, 2017. The increase in assets from the previous quarter was primarily a result of loan growth and increases in the investment securities portfolio during the fourth quarter of 2018. The increase from the prior year was primarily a result of the Xenith acquisition and loan growth.

At December 31, 2018, loans held for investment (net of deferred fees and costs) were $9.7 billion, an increase of $304.6 million, or 12.9% (annualized), from September 30, 2018, while average loans increased $259.9 million, or 11.2% (annualized), from the prior quarter. The increase was primarily driven by a combined growth of $256.9 million in commercial and industrial and commercial real estate portfolios. Loans held for investment increased $2.6 billion, or 36.1%, from December 31, 2017, while quarterly average loans increased $2.6 billion or 37.3%, from the prior year. The increase from the prior year was primarily a result of the Xenith acquisition.

At December 31, 2018, total deposits were $10.0 billion, an increase of $136.3 million, or 5.5% (annualized), from September 30, 2018, while average deposits increased $148.5 million, or 6.1% (annualized), from the prior quarter. Deposits increased $3.0 billion, or 42.6%, from December 31, 2017, while quarterly average deposits increased $3.0 billion, or 43.1%, from the prior year. The increase from the prior year was primarily a result of the Xenith acquisition.

The following table shows the Company's capital ratios at the quarters ended:

	December 31,	September 30,	December 31,
	2018	2018	2017
Common equity Tier 1 capital ratio (1)	9.93%	9.92%	9.04%
Tier 1 capital ratio (1)	11.10%	11.12%	10.14%
Total capital ratio (1)	12.88%	12.97%	12.43%
Leverage ratio (Tier 1 capital to average assets) (1)	9.71%	9.89%	9.42%
Common equity to total assets	13.98%	14.06%	11.23%
Tangible common equity to tangible assets (2)	8.84%	8.74%	8.14%

(1) All ratios at December 31, 2018 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.
(2) For a reconciliation of this non-GAAP financial measure, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

During the fourth quarter of 2018, the Company declared and paid cash dividends of $0.23 per common share consistent with the third quarter of 2018 and an increase of $0.02, or 9.5%, compared to the fourth quarter of 2017.

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (Nasdaq: UBSH) is the holding company for Union Bank & Trust. Union Bank & Trust has 140 branches, 7 of which are operated as Xenith Bank, a division of Union Bank & Trust of Richmond, Virginia, and approximately 190 ATMs located throughout Virginia and in portions of Maryland and North Carolina. Non-bank affiliates of the holding company include: Old Dominion Capital Management, Inc., as well as its subsidiary Outfitter Advisors, Ltd., and Dixon, Hubard, Feinour, & Brown, Inc., all of which provide investment advisory services, and Union Insurance Group, LLC, which offers various lines of insurance products.

FOURTH QUARTER AND FULL YEAR 2018 EARNINGS RELEASE CONFERENCE CALL
Union will hold a conference call on Tuesday, January 22nd, 2019 at 9:00 a.m. Eastern Time during which management will review the fourth quarter and full year 2018 financial results and provide an update on recent activities. Interested parties may participate in the call toll-free by dialing (877) 668-4908; international callers wishing to participate may do so by dialing (973) 453-3058. The conference ID number is 4563297.

NON-GAAP FINANCIAL MEASURES
In reporting the results of the quarter and full year ended December 31, 2018, the Company has provided supplemental performance measures on a tax-equivalent, tangible, or operating basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance. For a reconciliation of these measures to their most directly comparable GAAP measures and additional information about these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact. Such forward-looking statements are based on various assumptions as of the time they are made, and are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements.  Forward-looking statements are often accompanied by words that convey projected future events or outcomes such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “opportunity,” “potential,” or words of similar meaning or other statements concerning opinions or judgment of Union and its management about future events.  Although Union believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of Union will not differ materially from any projected future results, performance, or achievements expressed or implied by such forward-looking statements.  Actual future results, performance or achievements may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to:

•	changes in interest rates;

•
general economic and financial market conditions in the United States generally and particularly in the markets in which Union operates and which its loans are concentrated, including the effects of declines in real estate values, an increase in unemployment levels, slowdowns in economic growth, and prolonged government shutdown;

•	Union’s ability to manage its growth or implement its growth strategy;

•
the ability to close the Pending Access Merger on the expected timeframe, or at all, that closing may be more difficult, time-consuming or costly than expected, and that if the Pending Access Merger is consummated, the businesses of Union and Access may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	Union’s ability to recruit and retain key employees;

•	an insufficient allowance for loan losses;

•	the quality or composition of the loan or investment portfolios;

•	concentrations of loans secured by real estate, particularly commercial real estate;

•	the effectiveness of Union’s credit processes and management of Union’s credit risk;

•	demand for loan products and financial services in Union’s market area;

•	Union’s ability to compete in the market for financial services;

•	technological risks and developments, and cyber threats, attacks, or events;

•	performance by Union’s counterparties or vendors;

•	deposit flows;

•	the availability of financing and the terms thereof;

•	the level of prepayments on loans and mortgage-backed securities;

•	legislative or regulatory changes and requirements;

•
the impact of the Tax Cuts and Jobs Act of 2017 (the "Tax Act"), including, but not limited to, the effect of the lower corporate tax rate, including on the valuation of Union's tax assets and liabilities;

•	any future refinements to Union's preliminary analysis of the impact of the Tax Act on Union;

•	changes in the effect of the Tax Act due to issuance of interpretive regulatory guidance or enactment of corrective or supplement legislation;

•	monetary and fiscal policies of the U.S. government including policies of the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System;

•	changes to applicable accounting principles and guidelines; and

•	other factors, many of which are beyond the control of Union.

Please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Union’s Annual Report on Form 10-K for the year ended December 31, 2017 and comparable “Risk Factors” sections of Union’s Quarterly Reports on Form 10-Q and related disclosures in other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are expressly qualified by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on Union or its businesses or operations. Readers are cautioned not to rely too heavily on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date they are made and Union does not undertake any obligation to update, revise or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 99.1

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
KEY FINANCIAL RESULTS
(Dollars in thousands, except share data)
	As of & For Three Months Ended			As of & For Year Ended
	12/31/18	9/30/18	12/31/17	12/31/18	12/31/17
Results of Operations	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest and dividend income	$140,636	$131,363	$87,179	$528,788	$329,044
Interest expense	31,547	25,400	14,089	102,097	50,037
Net interest income	109,089	105,963	73,090	426,691	279,007
Provision for credit losses	4,725	3,340	3,458	13,736	10,802
Net interest income after provision for credit losses	104,364	102,623	69,632	412,955	268,205
Noninterest income	23,487	19,887	15,124	104,241	62,429
Noninterest expenses	74,533	76,349	57,796	337,767	225,668
Income before income taxes	53,318	46,161	26,960	179,429	104,966
Income tax expense	9,041	7,399	11,867	30,016	32,790
Income from continuing operations	44,277	38,762	15,093	149,413	72,176
Discontinued operations, net of tax	(192)	(565)	92	(3,165)	747
Net income	$44,085	$38,197	$15,185	$146,248	$72,923

Interest earned on earning assets (FTE) (1)	$142,970	$133,377	$90,263	$536,981	$340,810
Net interest income (FTE) (1)	111,424	107,977	76,173	434,884	290,774

Key Ratios
Earnings per common share, diluted	$0.67	$0.58	$0.35	$2.22	$1.67
Return on average assets (ROA)	1.29%	1.17%	0.66%	1.11%	0.83%
Return on average equity (ROE)	9.21%	8.06%	5.75%	7.85%	7.07%
Return on average tangible common equity (ROTCE) (2)	16.42%	14.72%	8.70%	14.40%	10.75%
Efficiency ratio	56.22%	60.67%	65.52%	63.62%	66.09%
Net interest margin	3.62%	3.69%	3.51%	3.67%	3.48%
Net interest margin (FTE) (1)	3.70%	3.76%	3.64%	3.74%	3.63%
Yields on earning assets (FTE) (1)	4.74%	4.65%	4.32%	4.62%	4.25%
Cost of interest-bearing liabilities	1.34%	1.15%	0.87%	1.12%	0.80%
Cost of deposits	0.76%	0.65%	0.44%	0.61%	0.39%
Cost of funds	1.04%	0.89%	0.68%	0.88%	0.62%

Operating Measures (4)
Net operating earnings	$46,248	$39,326	$22,821	$178,313	$83,578
Operating earnings per share, diluted	$0.70	$0.60	$0.52	$2.71	$1.91
Operating ROA	1.36%	1.21%	1.00%	1.35%	0.95%
Operating ROE	9.66%	8.30%	8.63%	9.57%	8.11%
Operating ROTCE	17.18%	15.13%	12.82%	17.35%	12.24%
Operating efficiency ratio (FTE) (1)	53.53%	58.59%	61.21%	55.28%	62.36%

Per Share Data
Earnings per common share, basic	$0.67	$0.58	$0.35	$2.22	$1.67
Earnings per common share, diluted	0.67	0.58	0.35	2.22	1.67
Cash dividends paid per common share	0.23	0.23	0.21	0.88	0.81
Market value per share	28.23	38.53	36.17	28.23	36.17
Book value per common share	29.34	28.68	24.10	29.34	24.10
Tangible book value per common share (2)	17.51	16.79	16.88	17.51	16.88
Price to earnings ratio, diluted	12.72	16.74	26.05	10.62	21.66
Price to book value per common share ratio	0.96	1.34	1.50	0.96	1.50
Price to tangible book value per common share ratio (2)	1.61	2.29	2.14	1.61	2.14
Weighted average common shares outstanding, basic	65,982,304	65,974,702	43,740,001	65,859,165	43,698,897
Weighted average common shares outstanding, diluted	66,013,326	66,013,152	43,816,018	65,908,571	43,779,744
Common shares outstanding at end of period	65,977,149	65,982,669	43,743,318	65,977,149	43,743,318

	As of & For Three Months Ended			As of & For Year End
	12/31/18	9/30/18	12/31/17	12/31/18	12/31/17
Capital Ratios	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Common equity Tier 1 capital ratio (5)	9.93%	9.92%	9.04%	9.93%	9.04%
Tier 1 capital ratio (5)	11.10%	11.12%	10.14%	11.10%	10.14%
Total capital ratio (5)	12.88%	12.97%	12.43%	12.88%	12.43%
Leverage ratio (Tier 1 capital to average assets) (5)	9.71%	9.89%	9.42%	9.71%	9.42%
Common equity to total assets	13.98%	14.06%	11.23%	13.98%	11.23%
Tangible common equity to tangible assets (2)	8.84%	8.74%	8.14%	8.84%	8.14%

Financial Condition
Assets	$13,765,599	$13,371,742	$9,315,179	$13,765,599	$9,315,179
Loans held for investment	9,716,207	9,411,598	7,141,552	9,716,207	7,141,552
Securities	2,391,695	2,258,239	1,249,144	2,391,695	1,249,144
Earning Assets	12,202,023	11,808,717	8,513,145	12,202,023	8,513,145
Goodwill	727,168	727,699	298,528	727,168	298,528
Amortizable intangibles, net	48,685	51,563	14,803	48,685	14,803
Deposits	9,970,960	9,834,695	6,991,718	9,970,960	6,991,718
Borrowings	1,756,278	1,554,642	1,219,414	1,756,278	1,219,414
Stockholders' equity	1,924,581	1,880,029	1,046,329	1,924,581	1,046,329
Tangible common equity (2)	1,148,728	1,100,767	732,998	1,148,728	732,998

Loans held for investment, net of deferred fees and costs
Construction and land development	$1,194,821	$1,178,054	$948,791	$1,194,821	$948,791
Commercial real estate - owner occupied	1,337,345	1,283,125	943,933	1,337,345	943,933
Commercial real estate - non-owner occupied	2,467,410	2,427,251	1,713,659	2,467,410	1,713,659
Multifamily real estate	548,231	542,662	357,079	548,231	357,079
Commercial & Industrial	1,317,135	1,154,583	612,023	1,317,135	612,023
Residential 1-4 Family - commercial	713,750	719,798	612,395	713,750	612,395
Residential 1-4 Family - mortgage	600,578	611,728	485,690	600,578	485,690
Auto	301,943	306,196	282,474	301,943	282,474
HELOC	613,383	612,116	537,521	613,383	537,521
Consumer	379,694	345,320	408,667	379,694	408,667
Other Commercial	241,917	230,765	239,320	241,917	239,320
Total loans held for investment	$9,716,207	$9,411,598	$7,141,552	$9,716,207	$7,141,552

Deposits
NOW accounts	$2,288,523	$2,205,262	$1,929,416	$2,288,523	$1,929,416
Money market accounts	2,875,301	2,704,480	1,685,174	2,875,301	1,685,174
Savings accounts	622,823	635,788	546,274	622,823	546,274
Time deposits of $100,000 and over	1,067,181	1,078,448	624,112	1,067,181	624,112
Other time deposits	1,022,525	1,020,830	704,534	1,022,525	704,534
Total interest-bearing deposits	$7,876,353	$7,644,808	$5,489,510	$7,876,353	$5,489,510
Demand deposits	2,094,607	2,189,887	1,502,208	2,094,607	1,502,208
Total deposits	$9,970,960	$9,834,695	$6,991,718	$9,970,960	$6,991,718

Averages
Assets	$13,538,160	$12,947,352	$9,085,211	$13,181,609	$8,820,142
Loans held for investment	9,557,160	9,297,213	6,962,299	9,584,785	6,701,101
Securities	2,340,051	1,966,010	1,238,663	1,877,018	1,230,105
Earning assets	11,961,234	11,383,320	8,293,366	11,620,893	8,016,311
Deposits	9,951,983	9,803,475	6,955,949	9,717,663	6,701,475
Time deposits	2,083,270	2,079,686	1,335,357	2,078,073	1,271,649
Interest-bearing deposits	7,789,642	7,635,710	5,435,705	7,617,174	5,234,102
Borrowings	1,575,173	1,155,093	1,022,307	1,489,542	1,028,434
Interest-bearing liabilities	9,364,815	8,790,803	6,458,012	9,106,716	6,262,536
Stockholders' equity	1,899,249	1,880,582	1,048,632	1,863,215	1,030,847
Tangible common equity (2)	1,121,788	1,103,530	734,847	1,086,272	715,125

	As of & For Three Months Ended			As of & For Year Ended
	12/31/18	9/30/18	12/31/17	12/31/18	12/31/17
Asset Quality	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Allowance for Loan Losses (ALL)
Beginning balance	$41,294	$41,270	$37,162	$38,208	$37,192
Add: Recoveries	830	1,401	696	4,912	3,255
Less: Charge-offs	5,875	4,560	3,361	15,974	13,310
Add: Provision for loan losses	4,800	3,100	3,758	14,084	11,117
Add: Provision for loan losses included in discontinued operations	(4)	83	(47)	(185)	(46)
Ending balance	$41,045	$41,294	$38,208	$41,045	$38,208

ALL / total outstanding loans	0.42%	0.44%	0.54%	0.42%	0.54%
Net charge-offs / total average loans	0.21%	0.13%	0.15%	0.12%	0.15%
Provision / total average loans	0.20%	0.13%	0.21%	0.15%	0.17%

Total PCI loans, net of fair value mark	$90,221	$94,746	$39,021	$90,221	$39,021
Remaining fair value mark on purchased performing loans	30,281	33,428	13,726	30,281	13,726

Nonperforming Assets
Construction and land development	$8,018	$9,221	$5,610	$8,018	$5,610
Commercial real estate - owner occupied	3,636	3,202	2,708	3,636	2,708
Commercial real estate - non-owner occupied	1,789	1,812	2,992	1,789	2,992
Commercial & Industrial	1,524	1,404	316	1,524	316
Residential 1-4 Family - commercial	2,481	1,956	1,085	2,481	1,085
Residential 1-4 Family - mortgage	7,276	8,535	6,269	7,276	6,269
Auto	576	525	413	576	413
HELOC	1,518	1,273	2,075	1,518	2,075
Consumer and all other	135	182	275	135	275
Nonaccrual loans	$26,953	$28,110	$21,743	$26,953	$21,743
Foreclosed property	6,722	6,800	5,253	6,722	5,253
Total nonperforming assets (NPAs)	$33,675	$34,910	$26,996	$33,675	$26,996
Construction and land development	$180	$442	$1,340	$180	$1,340
Commercial real estate - owner occupied	3,193	3,586	—	3,193	—
Commercial real estate - non-owner occupied	—	—	194	—	194
Commercial & Industrial	132	256	214	132	214
Residential 1-4 Family - commercial	1,409	378	579	1,409	579
Residential 1-4 Family - mortgage	2,437	2,543	546	2,437	546
Auto	195	211	40	195	40
HELOC	440	1,291	217	440	217
Consumer and all other	870	825	402	870	402
Loans ≥ 90 days and still accruing	$8,856	$9,532	$3,532	$8,856	$3,532
Total NPAs and loans ≥ 90 days	$42,531	$44,442	$30,528	$42,531	$30,528
NPAs / total outstanding loans	0.35%	0.37%	0.38%	0.35%	0.38%
NPAs / total assets	0.24%	0.26%	0.29%	0.24%	0.29%
ALL / nonaccrual loans	152.28%	146.90%	175.73%	152.28%	175.73%
ALL / nonperforming assets	121.89%	118.29%	141.53%	121.89%	141.53%
Past Due Detail
Construction and land development	$759	$1,351	$1,248	$759	$1,248
Commercial real estate - owner occupied	8,755	4,218	444	8,755	444
Commercial real estate - non-owner occupied	338	492	187	338	187
Multifamily real estate	—	553	—	—	—
Commercial & Industrial	3,353	2,239	1,147	3,353	1,147
Residential 1-4 Family - commercial	6,619	2,535	1,682	6,619	1,682
Residential 1-4 Family - mortgage	12,049	4,506	3,838	12,049	3,838
Auto	3,320	2,414	3,541	3,320	3,541
HELOC	4,611	4,783	2,382	4,611	2,382
Consumer and all other	1,630	2,640	2,404	1,630	2,404
Loans 30-59 days past due	$41,434	$25,731	$16,873	$41,434	$16,873

	As of & For Three Months Ended			As of & For Year Ended
	12/31/18	9/30/18	12/31/17	12/31/18	12/31/17
Past Due Detail cont'd	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Construction and land development	$6	$1,826	$898	$6	$898
Commercial real estate - owner occupied	1,142	539	81	1,142	81
Commercial real estate - non-owner occupied	41	—	84	41	84
Multifamily Real Estate	146	—	—	146	—
Commercial & Industrial	389	428	109	389	109
Residential 1-4 Family - commercial	1,577	1,892	700	1,577	700
Residential 1-4 Family - mortgage	5,143	3,793	2,541	5,143	2,541
Auto	403	299	185	403	185
HELOC	1,644	1,392	717	1,644	717
Consumer and all other	1,096	1,140	2,052	1,096	2,052
Loans 60-89 days past due	$11,587	$11,309	$7,367	$11,587	$7,367

Troubled Debt Restructurings
Performing	$19,201	$19,854	$14,553	$19,201	$14,553
Nonperforming	7,397	8,425	2,849	7,397	2,849
Total troubled debt restructurings	$26,598	$28,279	$17,402	$26,598	$17,402

Alternative Performance Measures (non-GAAP)
Net interest income (FTE)
Net interest income (GAAP)	$109,089	$105,963	$73,090	$426,691	$279,007
FTE adjustment	2,335	2,014	3,083	8,193	11,767
Net interest income (FTE) (non-GAAP) (1)	$111,424	$107,977	$76,173	$434,884	$290,774
Average earning assets	11,961,234	11,383,320	8,293,366	11,620,893	8,016,311
Net interest margin	3.62%	3.69%	3.51%	3.67%	3.48%
Net interest margin (FTE) (1)	3.70%	3.76%	3.64%	3.74%	3.63%

Tangible Assets
Ending assets (GAAP)	$13,765,599	$13,371,742	$9,315,179	$13,765,599	$9,315,179
Less: Ending goodwill	727,168	727,699	298,528	727,168	298,528
Less: Ending amortizable intangibles	48,685	51,563	14,803	48,685	14,803
Ending tangible assets (non-GAAP)	$12,989,746	$12,592,480	$9,001,848	$12,989,746	$9,001,848

Tangible Common Equity (2)
Ending equity (GAAP)	$1,924,581	$1,880,029	$1,046,329	$1,924,581	$1,046,329
Less: Ending goodwill	727,168	727,699	298,528	727,168	298,528
Less: Ending amortizable intangibles	48,685	51,563	14,803	48,685	14,803
Ending tangible common equity (non-GAAP)	$1,148,728	$1,100,767	$732,998	$1,148,728	$732,998

Average equity (GAAP)	$1,899,249	$1,880,582	$1,048,632	$1,863,216	$1,030,847
Less: Average goodwill	727,544	723,785	298,385	725,597	298,240
Less: Average amortizable intangibles	49,917	53,267	15,400	51,347	17,482
Average tangible common equity (non-GAAP)	$1,121,788	$1,103,530	$734,847	$1,086,272	$715,125

Operating Measures (4)
Net income (GAAP)	$44,085	$38,197	$15,185	$146,248	$72,923
Plus: Merger-related costs, net of tax	2,163	1,129	1,386	32,065	4,405
Plus: Nonrecurring tax expenses	—	—	6,250	—	6,250
Net operating earnings (non-GAAP)	$46,248	$39,326	$22,821	$178,313	$83,578

Noninterest expense (GAAP)	$74,533	$76,349	$57,796	$337,767	$225,668
Less: Merger-related costs	2,314	1,429	1,917	39,728	5,393
Operating noninterest expense (non-GAAP)	$72,219	$74,920	$55,879	$298,039	$220,275

Net interest income (FTE) (non-GAAP) (1)	$111,424	$107,977	$76,173	$434,886	$290,774
Noninterest income (GAAP)	23,487	19,887	15,124	104,241	62,429

Efficiency ratio	56.22%	60.67%	65.52%	63.62%	66.09%
Operating efficiency ratio (FTE)	53.53%	58.59%	61.21%	55.28%	62.36%

	As of & For Three Months Ended			As of & For Year Ended
	12/31/18	9/30/18	12/31/17	12/31/18	12/31/17
ROTCE (2)(3)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Income (GAAP)	$44,085	$38,197	$15,185	$146,248	$72,923
Plus: Amortization of intangibles, tax effected	2,334	2,757	928	10,143	3,957
Net Income before amortization of intangibles (non-GAAP)	$46,419	$40,954	$16,113	$156,391	$76,880

Average tangible common equity (non-GAAP)	$1,121,788	$1,103,530	$734,847	$1,086,272	$715,125
Return on average tangible common equity (non-GAAP)	16.42%	14.72%	8.70%	14.40%	10.75%

Operating ROTCE (2)(3)
Operating Net Income (non-GAAP)	$46,248	$39,326	$22,821	$178,313	$83,578
Plus: Amortization of intangibles, tax effected	2,334	2,757	928	10,143	3,957
Net Income before amortization of intangibles (non-GAAP)	$48,582	$42,083	$23,749	$188,456	$87,535

Average tangible common equity (non-GAAP)	$1,121,788	$1,103,530	$734,847	$1,086,272	$715,125
Operating return on average tangible common equity (non-GAAP)	17.18%	15.13%	12.82%	17.35%	12.24%

Other Data
End of period full-time employees	1,609	1,621	1,419	1,609	1,419
Number of full-service branches	140	140	111	140	111
Number of full automatic transaction machines ("ATMs")	188	190	176	188	176

(1) These are non-GAAP financial measures. Net interest income (FTE), which is used in computing net interest margin (FTE) and efficiency ratio (FTE), provides valuable additional insight into the net interest margin and the efficiency ratio by adjusting for differences in tax treatment of interest income sources. The entire FTE adjustment is attributable to interest income on earning assets, which is used in computing yield on earning assets. Interest expense and the related cost of interest-bearing liabilities and cost of funds ratios are not affected by the FTE components.

(2) These are non-GAAP financial measures. Tangible common equity is used in the calculation of certain profitability, capital, and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

(3) These are non-GAAP financial measures. The Company believes that ROTCE is a meaningful supplement to GAAP financial measures and useful to investors because it measures the performance of a business consistently across time without regard to whether components of the business were acquired or developed internally.

In prior periods, the Company has not added amortization of intangibles, tax effected to net income (GAAP) and operating net income (non-GAAP) when calculating ROTCE and operating ROTCE, respectively. The Company has adjusted its presentation for all periods in this release.

(4) These are non-GAAP financial measures. Operating measures exclude merger-related costs unrelated to the Company’s normal operations. The Company believes these measures are useful to investors as they exclude certain costs resulting from acquisition activity and allow investors to more clearly see the combined economic results of the organization's operations.

(5) All ratios at December 31, 2018 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
	December 31,	December 31,
	2018	2017
ASSETS	(unaudited)	(unaudited)
Cash and cash equivalents:
Cash and due from banks	$166,927	$117,586
Interest-bearing deposits in other banks	94,056	81,291
Federal funds sold	216	496
Total cash and cash equivalents	261,199	199,373
Securities available for sale, at fair value	1,774,821	974,222
Securities held to maturity, at carrying value	492,272	199,639
Restricted stock, at cost	124,602	75,283
Loans held for investment, net of deferred fees and costs	9,716,207	7,141,552
Less allowance for loan losses	41,045	38,208
Net loans held for investment	9,675,162	7,103,344
Premises and equipment, net	146,967	119,604
Goodwill	727,168	298,528
Amortizable intangibles, net	48,685	14,803
Bank owned life insurance	263,034	182,854
Other assets	250,210	102,871
Assets of discontinued operations	1,479	44,658
Total assets	$13,765,599	$9,315,179
LIABILITIES
Noninterest-bearing demand deposits	$2,094,607	$1,502,208
Interest-bearing deposits	7,876,353	5,489,510
Total deposits	9,970,960	6,991,718
Securities sold under agreements to repurchase	39,197	49,152
Other short-term borrowings	1,048,600	745,000
Long-term borrowings	668,481	425,262
Other liabilities	112,093	54,008
Liabilities of discontinued operations	1,687	3,710
Total liabilities	11,841,018	8,268,850
Commitments and contingencies
STOCKHOLDERS' EQUITY
Common stock, $1.33 par value, shares authorized 100,000,000; issued and outstanding, 65,977,149 shares, and 43,743,318 shares, respectively.	87,250	57,744
Additional paid-in capital	1,380,259	610,001
Retained earnings	467,345	379,468
Accumulated other comprehensive income (loss)	(10,273)	(884)
Total stockholders' equity	1,924,581	1,046,329
Total liabilities and stockholders' equity	$13,765,599	$9,315,179

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share data)
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
Interest and dividend income:	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest and fees on loans	$121,846	$115,817	$78,198	$469,856	$293,996
Interest on deposits in other banks	309	492	172	2,125	539
Interest and dividends on securities:
Taxable	11,623	10,145	5,225	36,851	20,305
Nontaxable	6,858	4,909	3,584	19,956	14,204
Total interest and dividend income	140,636	131,363	87,179	528,788	329,044
Interest expense:
Interest on deposits	19,149	15,928	7,696	59,336	26,106
Interest on short-term borrowings	5,663	3,379	1,813	18,458	6,035
Interest on long-term borrowings	6,735	6,093	4,580	24,303	17,896
Total interest expense	31,547	25,400	14,089	102,097	50,037
Net interest income	109,089	105,963	73,090	426,691	279,007
Provision for credit losses	4,725	3,340	3,458	13,736	10,802
Net interest income after provision for credit losses	104,364	102,623	69,632	412,955	268,205
Noninterest income:
Service charges on deposit accounts	6,873	6,483	4,925	25,439	18,850
Other service charges and fees	1,467	1,625	1,202	5,603	4,593
Interchange fees, net	4,640	4,882	3,769	18,803	14,974
Fiduciary and asset management fees	4,643	4,411	2,933	16,150	11,245
Gains (losses) on securities transactions, net	161	97	18	383	800
Bank owned life insurance income	2,072	1,732	1,306	7,198	6,144
Loan-related interest rate swap fees	1,376	562	424	3,554	3,051
Gain on Shore Premier Finance sale	—	(933)	—	19,966	—
Other operating income	2,255	1,028	547	7,145	2,772
Total noninterest income	23,487	19,887	15,124	104,241	62,429
Noninterest expenses:
Salaries and benefits	38,581	39,279	28,228	159,378	115,968
Occupancy expenses	6,590	6,551	4,775	25,368	18,558
Furniture and equipment expenses	2,967	2,983	2,529	11,991	10,047
Printing, postage, and supplies	1,125	1,183	1,237	4,650	4,901
Communications expense	923	872	738	3,898	3,304
Technology and data processing	4,675	4,841	4,339	18,397	16,132
Professional services	2,183	2,875	2,155	10,283	7,767
Marketing and advertising expense	2,211	3,109	1,863	10,043	7,795
FDIC assessment premiums and other	1,214	1,363	1,255	6,644	4,048
Other taxes	2,882	2,878	2,022	11,542	8,087
Loan-related expenses	2,109	1,939	1,249	7,206	4,733
OREO and credit-related expenses	1,026	452	1,741	4,131	3,764
Amortization of intangible assets	2,954	3,490	1,427	12,839	6,088
Training and other personnel costs	1,104	1,024	1,014	4,259	3,843
Merger-related costs	2,314	1,429	1,917	39,728	5,393
Other expenses	1,675	2,081	1,307	7,410	5,240
Total noninterest expenses	74,533	76,349	57,796	337,767	225,668
Income from continuing operations before income taxes	53,318	46,161	26,960	179,429	104,966
Income tax expense	9,041	7,399	11,867	30,016	32,790
Income from continuing operations	44,277	38,762	$15,093	149,413	$72,176

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (continued)
(Dollars in thousands, except share data)
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
Discontinued operations:	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Income (loss) from operations of discontinued mortgage segment	$(509)	$(761)	$320	$(4,280)	$1,344
Income tax expense (benefit)	(317)	(196)	228	(1,115)	597
Income (loss) on discontinued operations	(192)	(565)	92	(3,165)	747
Net income	$44,085	$38,197	$15,185	$146,248	$72,923
Basic earnings per common share	$0.67	$0.58	$0.35	$2.22	$1.67
Diluted earnings per common share	$0.67	$0.58	$0.35	$2.22	$1.67

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)
	For the Quarter Ended
	December 31, 2018				September 30, 2018
	Average Balance		Interest Income / Expense (1)	Yield / Rate (1)(2)	Average Balance	Interest Income / Expense (1)	Yield / Rate (1)(2)
Assets:	(unaudited)				(unaudited)
Securities:
Taxable	$1,477,670	11,623,000	$11,623	3.12%	$1,333,960	$10,145	3.02%
Tax-exempt	862,381		8,681	3.99%	632,050	6,214	3.90%
Total securities	2,340,051		20,304	3.44%	1,966,010	16,359	3.30%
Loans, net (3) (4)	9,557,160		122,330	5.08%	9,297,213	116,266	4.96%
Other earning assets	64,023		336	2.09%	120,097	752	2.49%
Total earning assets	11,961,234		$142,970	4.74%	11,383,320	$133,377	4.65%
Allowance for loan losses	(41,556)				(41,799)
Total non-earning assets	1,618,482				1,605,831
Total assets	$13,538,160				$12,947,352

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Transaction and money market accounts	$5,080,120		$11,086	0.87%	$4,915,070	$8,789	0.71%
Regular savings	626,252		211	0.13%	640,954	209	0.13%
Time deposits (5)	2,083,270		7,851	1.50%	2,079,686	6,930	1.32%
Total interest-bearing deposits	7,789,642		19,148	0.98%	7,635,710	15,928	0.83%
Other borrowings (6)	1,575,173		12,398	3.12%	1,155,093	9,472	3.25%
Total interest-bearing liabilities	9,364,815		31,546	1.34%	8,790,803	25,400	1.15%

Noninterest-bearing liabilities:
Demand deposits	2,162,341				2,167,765
Other liabilities	111,755				108,202
Total liabilities	11,638,911				11,066,770
Stockholders' equity	1,899,249				1,880,582
Total liabilities and stockholders' equity	$13,538,160				$12,947,352

Net interest income			$111,424			$107,977

Interest rate spread				3.40%			3.50%
Cost of funds				1.04%			0.89%
Net interest margin				3.70%			3.76%

(1) Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 21% for both the three months ended December 31, 2018 and December 31, 2017.
(2) Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(3) Nonaccrual loans are included in average loans outstanding.
(4) Interest income on loans includes $3.5 million for both the three months ended December 31, 2018 and September 30, 2018, respectively, in accretion of the fair market value adjustments related to acquisitions.

(5) Interest expense on time deposits includes $445,000 and $592,000 for the three months ended December 31, 2018 and September 30, 2018, respectively, in accretion of the fair market value adjustments related to acquisitions.

(6) Interest expense on borrowings includes $161,000 and $143,000 for the three months ended December 31, 2018 and September 30, 2018, respectively, in amortization of the fair market value adjustments related to acquisitions.